REVOCABLE PROXY
ACCEPTANCE INSURANCE COMPANIES INC.
ANNUAL MEETING OF STOCKHOLDERS
May 21, 2002

The undersigned, a stockholder of Acceptance Insurance Companies Inc. (the "Company"), hereby appoints Michael R. McCarthy, John E. Martin and J. Michael Gottschalk, and each of them, attorneys, agents and proxies, with full power of substitutions to each, for and in the name of the undersigned to vote, as designated on the reverse side, all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 300 West Broadway, Council Bluffs, Iowa 51503 on May 21, 2002 at 9:00 a.m., Local Time, and at any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED HEREIN AND FOR ALL OTHER PROPOSALS SUBMITTED TO THE STOCKHOLDERS IN THE ACCOMPANYING PROXY STATEMENT, WHICH THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE.

ACCEPTANCE INSURANCE COMPANIES INC. C/O EQUISERVE P.O. Box 43068 PROVIDENCE, RI 02940	Omni Centre 300 West Broadway Council Bluffs, IA 51503 712.329.3600
Acceptance Insurance Companies Inc. Annual Meeting of Stockholders	Directions:
From Eppley Airfield:
When exiting Eppley Airfield turn left onto ABBOTT DRIVE. There is considerable road construction enroute to downtown Omaha, but continue on ABBOTT DRIVE over the viaduct until you are forced to make a sharp right onto CAPITOL AVENUE. Continue West on CAPITOL AVENUE for approximately 100 yards and then turn left on 14TH STREET. Proceed South one block and turn left onto DOUGLAS STREET, and proceed East across the Missouri River and into Iowa. Stay to the left toward the HIGHWAY 6-COUNCIL BLUFFS exit (avoiding earlier exits to I-29 South to Kansas City and I-29 North to Crescent). In Council Bluffs, continue East on HIGHWAY 6 (which becomes BROADWAY) for approximately three miles and past 16TH STREET where you will cross a railroad viaduct. After crossing the viaduct proceed straight onto KANESVILLE BOULEVARD (rather than veering right to continue on BROADWAY). The Omni Centre Parking Garage is located on your right between the fourth stoplight (MAIN STREET) and the fifth stoplight (OAKLAND AVENUE). Turn right into the garage and follow the signs to the top floor area reserved for Company stockholders.

From West Omaha:
Take I-80 EAST to the bridge across the Missouri River and into Iowa. Continue on I-80 EAST to EXIT 3 (HIGHWAY 192 NORTH/ COUNCIL BLUFFS BUSINESS DISTRICT/ LAKE MANAWA). At the exit ramp stoplight, turn left (North) onto SOUTH EXPRESSWAY and continue North across a long viaduct. At the end of the viaduct SOUTH EXPRESSWAY becomes 6TH STREET. Continue North on 6TH STREET to KANESVILLE BOULEVARD. Turn right on KANESVILLE BOULEVARD. The Omni Centre Parking Garage is located on your right between the first stoplight (MAIN STREET) and second stoplight (OAKLAND AVENUE). Turn right into the garage and follow the signs to the top floor area reserved for Company stockholders.